EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated November 14, 2024, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of Know Labs, Inc., for the year ended September 30, 2024.

/s/ BPM LLP

BPM LLP

Santa Rosa, California

April 25, 2025